Exhibit 4.5
Description of Securities Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934, As Amended
As of December 31, 2019, Match Group, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.
For purposes of this description, references to “Match Group”, the “Company,” “we”, “our,” “us” and similar terms refer to Match Group, Inc. and its subsidiaries, unless the context indicates otherwise.
Description of Match Group Common Stock
The following is a summary of the material terms of our capital stock and certain terms of our Amended and Restated Certificate of Incorporation (our “certificate of incorporation”) and our Amended and Restated By-laws (our “bylaws”) and is subject to and qualified in its entirety by reference to the certificate of incorporation and bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. It also summarizes some relevant provisions of the Delaware General Business Corporation Law, which we refer to as “Delaware law” or “DGCL” and is subject to and qualified in its entirety by reference to the DGCL. Since the terms of our certificate of incorporation, bylaws and Delaware law are more detailed than the general information below, you should only rely on the actual provisions of those documents and Delaware law.
Authorized Common Stock
There are currently authorized 1,500,000,000 shares of common stock, $0.001 par value per share. There are also currently authorized 1,500,000,000 shares of Class B common stock, $0.001 par value per share, 1,500,000,000 shares of Class C common stock, $0.001 par value per share, and 500,000,000 shares of preferred stock, $0.001 par value per share.
Any authorized but unissued shares of our common stock are available for issuance by our board of directors without any further stockholder action.
Voting Rights
Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. None of the holders of our common stock have cumulative voting rights in the election of directors.
Dividend Rights
Holders of common stock are entitled to ratably receive dividends if, as and when declared from time to time by our board of directors at its own discretion out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, we can only pay dividends either out of "surplus" or out of the current or the immediately preceding year's net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation's assets can be measured in a number of ways and may not necessarily equal their book value.
Conversion Rights
Shares of our Class B common stock are convertible into shares of our common stock at the option of the holder thereof at any time on a share for share basis. Such conversion ratio will in all events be equitably preserved in the event of any recapitalization of Match Group by means of a stock dividend on, or a stock split or combination of, our outstanding common stock or Class B common stock, or in the event of any merger, consolidation or other reorganization of Match Group with another corporation. Upon the conversion of a share of our Class B common stock into a share of our common stock, the applicable share of Class B common stock will be retired and will not be subject to reissue. Shares of common stock have no conversion rights.
Liquidation Rights
Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of all liabilities and accrued but unpaid dividends.
Our common stock will have no preemptive rights pursuant to the terms of our certificate of incorporation and bylaws. There will be no redemption or sinking fund provisions applicable to our common stock.
Anti-takeover effects of certain provisions of Delaware law, our certificate of incorporation and bylaws
Certain provisions of Delaware law and certain provisions that are included in our certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock
Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution and other rights to be determined by the board at the time of issuance. Our certificate of incorporation gives our board this right.
Multi-class Structure
As discussed above, our common stock has one vote per share. Our Class B common stock has ten votes per share on all matters to be voted upon by stockholders. Because of our multi-class structure, IAC/InterActiveCorp (“IAC”), which holds all outstanding shares of Class B common stock as of December 31, 2019, is able to control all matters submitted to our stockholders for approval even if it owns significantly less than 50% of our total outstanding capital stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.
Classified Board
The DGCL generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. Our certificate of incorporation and bylaws provide for one-year terms for directors.
Removal of Directors
Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. A director elected to serve a term on a "classified" board may not be removed by stockholders without cause.
Our bylaws provide that any director or the entire board may at any time be removed with or without cause by the vote of a majority of the voting power of our shares of stock issued and outstanding.
Director Vacancies
The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or bylaws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.
Our bylaws provide that vacancies may be filled by the vote of a majority of the remaining directors or a majority of the voting power of our shares stock issued and outstanding by written consent or at a special meeting.
No Cumulative Voting
Cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Our certificate of incorporation does not provide for cumulative voting.
Special Meetings of Stockholders
Under the DGCL, a special meeting of stockholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the bylaws.
Our bylaws provide that special meetings of the stockholders may be called by the Chairman of our board of directors or by a majority of our board of directors.
Action by Written Consent
Under the DGCL, unless otherwise provided in the corporation's certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of a corporation may be taken without a meeting, without prior notice and without a vote, if one or more consents in writing, setting forth the action to be so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Our certificate of incorporation does not restrict the ability of stockholders to act by written consent, provided such consent is signed in writing by the holders of our outstanding capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Amending Our Certificate of Incorporation and Bylaws
Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; provided that unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares. If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.
Under the DGCL, the board of directors may amend a corporation's bylaws if so authorized in the certificate of incorporation. The stockholders of a Delaware corporation also have the power to amend bylaws.
Our certificate of incorporation and our bylaws allow our board of directors to amend our bylaws by the affirmative vote of a majority of all directors.
Authorized but Unissued Shares
Delaware companies are permitted to authorize shares but not issue such shares. Our unissued shares of common stock, Class B common stock, Class C common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of any authorized but unissued and unreserved common stock, Class B common stock, Class C common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive Jurisdiction
Our bylaws provide that a state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware, shall be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty owed by any of our directors or officers or other employees to our stockholders, and any action asserting a claim against us or any of our directors, officers, or other employees pursuant to the DGCL, our certificate of incorporation, our bylaws or under the internal affairs doctrine, unless we consent in writing to an alternate forum.
Limitation on Liability and Indemnification of Directors and Officers
Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.
The DGCL requires indemnification of directors and officers for expenses (including attorneys' fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.
Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers upon the receipt of an undertaking by or on behalf of the individual to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.
The DGCL permits the adoption of a provision in a corporation's certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its stockholders by reason of a director's breach of the fiduciary duty of care. The DGCL does not permit any limitation of the liability of a director for: (i) breaching the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith; (iii) engaging in intentional misconduct or a known violation of law; (iv) obtaining an improper personal benefit from the corporation; or (v) paying a dividend or approving a stock repurchase that was illegal under applicable law.
Our certificate of incorporation and bylaws provide for limitations on liability and the indemnification of our directors to the fullest extent permitted by the DGCL.

Waiver of Corporate Opportunity for IAC and Officers and Directors of IAC
The DGCL permits the adoption of a provision in a corporation's certificate of incorporation renouncing any interests or expectancy of a corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders.
Our certificate of incorporation includes a “corporate opportunity” provision that renounces any interests or expectancy in corporate opportunities which become known to (i) any of our directors or officers who are also officers, directors, employees or other affiliates of IAC or its affiliates (except that we and our subsidiaries shall not be deemed affiliates of IAC or its affiliates for the purposes of the provision) or (ii) IAC itself, and which relate to the business of IAC or may constitute a corporate opportunity for both IAC and us. The provision provides that neither IAC nor our officers or directors who are also officers or directors of IAC or its affiliates will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such person pursues or acquires any corporate opportunity for the account of IAC or its affiliates, directs or transfers such corporate opportunity to IAC or its affiliates, or does not communicate information regarding such corporate opportunity to us. This renunciation does not extend to corporate opportunities expressly offered to one of our officers or directors in writing, solely in his or her capacity as an officer or director of Match Group, Inc.
Listing and trading
Our common stock is listed on the NASDAQ Global Select Market under the symbol “MTCH.”
Transfer agent and registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.